Exhibit 10.2

LICENSE AND SUPPLY AGREEMENT

This License and Supply Agreement ("Agreement") is made and entered into as of the 1st day of September, 2003 ("Effective Date"), by and between (i) Martek Biosciences Corporation, a Delaware USA corporation ("Licensor"), and (ii) American St. George Biological Technology Corporation, a corporation organized under the laws of Illinois with offices located at 9784 Athletic Way, Gaithersburg, Maryland 20878 ("Licensee").

WITNESSETH:

WHEREAS, Licensor has developed certain technology relating to the use of Omega-3 and Omega-6 long-chain polyunsaturated fatty acid-containing triglycerides for incorporation into infant formula;

WHEREAS, Licensee and its affiliates are in the business of developing, manufacturing and marketing infant nutritional products;

WHEREAS, Licensee desires to obtain a non-exclusive license from Licensor to use, market, import, export, distribute, offer for sale and sell Omega-3 and Omega-6 long-chain polyunsaturated fatty acid-containing triglycerides produced by Martek using the Technology (as defined hereunder), and Licensor is willing to grant such license subject to the conditions and pursuant to the terms set forth in this Agreement; and

WHEREAS, Licensee, in addition, desires to purchase, or to have its designee purchase, the Martek Products (as defined hereunder) from Licensor for purposes of enabling Licensee to manufacture, use and sell the Licensee Product (as defined hereunder) and Licensor is willing to supply such Martek Products to Licensee or to any Licensee designee approved in writing by Martek subject to the conditions and pursuant to the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, each party hereby agrees with the other as follows:

ARTICLE I

DEFINITIONS

Section 1.1. "Affiliate" shall mean any person, corporation, firm, partnership or other entity which directly or indirectly owns Licensee, is owned by Licensee or is owned by a party which owns Licensee to the extent that the owning entity has in excess of fifty percent (50%) of the equity having the power to vote on or direct the affairs of the owned entity.

Section 1.2. "Designee" shall mean any entity that is designated by Licensee, and is approved by Licensor in writing subject to Licensor's right to withdraw such approval in its discretion, to order quantities of the Martek Products from Licensor solely for (a) microencapsulation and/or other processing approved by Licensor and (b) resale to Licensee.

Section 1.3. "Infant Formula Product" shall mean a breast milk substitute formulated industrially in accordance with applicable Codex Alimentarius and/or United States Food and Drug Administration standards (i) to satisfy the total normal nutritional requirements of infants from birth up to between four (4) and six (6) months of age and adapted to their physiological characteristics or fed in addition to other foods to infants up to approximately one (1) year of age and older or (ii) to satisfy the normal nutritional requirements of infants born prematurely.

Section 1.4. "Licensed Patents" shall mean the patents and patent applications listed in Exhibit 1 attached hereto and all other patents and patent applications in the Territory owned by Licensor or licensed to Licensor (with the right to sublicense) which cover the Technology, including all patents and patent applications covering inventions, improvements or modifications conceived or developed and owned by or licensed to Licensor (with the right to sublicense) during the term of this Agreement and included in the Technology, and all divisionals, continuations, continuations-in-part, reexaminations and extensions thereof.

Section 1.5. "Licensee Product" shall mean any product (i) which is an Infant Formula Product, (ii) which is developed and/or manufactured by or for Licensee or its Affiliates, (iii) which bears Licensee’s brand or the brand of an Affiliate and (iv) which if manufactured, used or sold in any country where any Licensed Patent has issued, would infringe any such Licensed Patent but for the license granted in Article II hereof.

Section 1.6. "Martek Products" shall mean triglycerides containing Omega-3 and/or Omega-6 long-chain polyunsaturated fatty acids produced by or for Licensor, by microbial fermentation according to Martek’s technology and the Licensed Patents.

Section 1.7. "Specifications" shall mean the specifications for the Martek Products that are attached hereto as Exhibit 2, as they may be changed by written agreement between the parties' technical personnel from time to time.

Section 1.8. "Technology" shall mean Licensor's trade secrets, goodwill, data, know-how, technology and practices for incorporating the Martek Products into Infant Formula Products, and any modifications, improvements, and enhancements to any of the foregoing made by Licensor, which are proprietary to Licensor and which, in Licensor’s opinion, are necessary or useful in the production and development of the Licensee Products.

Section 1.9. "Territory" shall mean the countries or other geographic areas listed in Exhibit 3 attached hereto.

Section 1.10. "Third Party" shall mean any party other than Licensor, Licensee and Affiliates.

Section 1.11. "Trademark(s)" shall mean the Licensor trademarks FORMULAID, NEUROMINS, DHASCO and ARASCO. Exhibit 4 attached hereto sets forth the Trademarks and the jurisdictions where they have been registered as of the date of this Agreement.

Section 1.12. "Unit of the Martek Products" shall mean that quantity of the Martek Products containing one (1) kilogram of docosahexaenoic acid and/or arachidonic acid.

ARTICLE II

GRANT OF LICENSE AND OTHER RIGHTS

Section 2.1. License. Licensor hereby grants to Licensee, under the Licensed Patents, the Technology, and Licensor's other proprietary rights, for the term of this Agreement and subject to the conditions of this Agreement, a non-exclusive right and license, in the Territory, directly or through sublicense to an Affiliate, (i) to incorporate, or permit a Designee to incorporate, the Martek Products provided hereunder into or with one or more Infant Formula Products to produce the Licensee Product and (ii) to use, market, import, export, distribute, offer for sale and sell the Licensee Product.

Section 2.2. Transfer of the Martek Products. Nothing in this Agreement shall be construed to permit Licensee or its Affiliates to sublicense the Martek Products or the Technology or otherwise unilaterally transfer to any Third Party the Martek Products or the Technology except as the same are incorporated into or used in the manufacture of the Licensee Product. Notwithstanding the foregoing, Licensee may transfer the Martek Products, or may direct Licensor to transfer the Martek Products, to any Designee solely for (a) microencapsulation and/or other processing that may be approved in writing by Licensor and (b) resale to Licensee. The parties agree that any Designee may perform said microencapsultation and/or other approved processing outside of the Territory.

Section 2.3. Sublicensing. The grants to Licensee under this Article II shall not include the right to grant sublicenses, except sublicenses to its Affiliates.

Section 2.4. Trademarks. In addition to the license granted hereunder relating to the Martek Products and the Technology, Licensor hereby grants to Licensee the non-exclusive, right and license to use the Trademarks solely on and in connection with the sale of any Licensee Product that contains a Martek Product, with the further agreement that Licensee may elect to so use the Trademarks at Licensee’s sole discretion. If Licensee so uses the Trademarks, the rights granted in this Section 2.4 shall be subject to the following terms and conditions:

(i) Licensee shall not use the Trademarks as or as part of its corporate or business name or the name of any business entity which is controlled by it, whether an Affiliate or otherwise.

(ii) Licensee and its Affiliates shall have no right to sublicense to Third Parties any of the rights in the Trademarks conveyed hereunder.

(iii) Licensee and its Affiliates shall not affix or use the Trademarks on any product other than a Licensee Product that contains a Martek Product.

(iv) Licensee recognizes and acknowledges Licensor's ownership of the Trademarks and Licensor's intent to protect the Trademarks in the Territory. Licensee covenants and agrees that it and its Affiliates shall not challenge, or cause a Third Party to challenge, Licensor’s right, title or interest in and to the Trademarks anywhere in the world. All uses by Licensee or its Affiliates of the Trademarks in the Territory shall inure to the benefit of Licensor, and Licensee and its Affiliates shall make no use or apply for any registration thereof except as permitted by this Agreement. Upon reasonable request by Licensor and at Licensor’s expense, Licensee shall assist Licensor, including but not limited to the execution of appropriate documents, in effectuating, registering, and otherwise maintaining Licensor’s rights in the Trademarks. Nothing in this Agreement shall be construed so as to require Licensor to take any actions or measures to protect or secure any rights in or obtain or apply for registration of the Trademarks.

(v) Licensee covenants that to the extent that any Trademark is, or Licensor notifies Licensee that any Trademark has been, registered in any jurisdiction in the Territory, Licensee will use the trademark registration symbol ® at least one time per label, labeling or packaging of the Licensee Product that contains a Martek Product or on the labels, labeling or packaging thereof and on all material originating with Licensee or its Affiliates and used to promote the sale of any Licensee Product that contains a Martek Product in the applicable jurisdiction, and the following legend shall prominently appear at least once in each such Licensee Product or material in each such jurisdiction: "[Trademark]® is a registered trademark of Martek Biosciences Corporation." Until such time as Licensor obtains a registration on any Trademark in a particular jurisdiction, Licensee shall substitute the symbol "™" in place of the symbol ® and remove the reference to "registered" for the foregoing legend in such jurisdiction.

(vi) Licensee covenants that Licensee Products that contain any Martek Product manufactured for and by it and sold by it under the Trademarks shall be of as high a quality as other like products sold by Licensee. Upon written request by Licensor no more than once per calendar year, Licensee shall furnish to Licensor, free of cost, (i) representative samples of products sold by Licensee under the Trademarks to ensure compliance with the covenant set forth in this Section 2.4(vi), and (ii) representative samples of printed items used or to be used by Licensee in connection with the Trademarks to ensure appropriate size and placement of the Trademarks, subject to applicable laws and regulations.

(vii) Licensee shall advise Licensor of any infringement of any Trademark of which it or its Affiliates becomes aware, but Licensee and its Affiliates shall not bring any action with respect to any such infringement without Licensor’s prior written consent. Licensee and its Affiliates shall cooperate with Licensor, at Licensor’s request and at Licensor’s expense, with respect to any of Licensor’s efforts to protect its interests in the Trademarks. Nothing in this Agreement shall be construed so as to require Licensor to take any actions or measures with respect to any alleged, suspected or known infringement of the Trademarks.

(viii) Nothing in this Section 2.4 or in this Agreement shall be construed to require Licensee or its Affiliates to use any of the Trademarks on the Licensee Product or on the labels, labeling or packaging thereof or on materials used to promote the sale of the Licensee Product.

ARTICLE III

PURCHASE AND SUPPLY OF THE MARTEK PRODUCTS

Section 3.1. Purchase of the Martek Products. During the Term of this Agreement, Licensee shall purchase and/or shall direct the Designee(s) to purchase, from Licensor, Licensee's total requirements for the Martek Products as required by Licensee for manufacture of the Licensee Product.

Section 3.2. Forecasts, Supply and Orders.

(i) On the Effective Date of this Agreement, Licensee shall give Licensor written notice of the quantity of the Martek Products, in each of the applicable pricing alternatives set forth in Exhibit 5, which Licensee estimates in good faith that it will order or direct the Designee(s) to order from Licensor during the remainder of the current calendar year. Not later than November 30 of each year during the term of this Agreement, Licensee shall give Licensor written notice of the quantity of the Martek Products, in each of the applicable pricing alternatives set forth in Exhibit 5, which Licensee estimates in good faith that it will order or direct the Designee(s) to order from Licensor during the next subsequent calendar year. In addition to the foregoing, one (1) month before the commencement of each calendar quarter during the Term of this Agreement, Licensee shall provide Licensor with a forecast of Licensee's requirements of the Martek Products for each of the succeeding four (4) quarters, specifying quantities and requested delivery dates.

(ii) Licensor shall use commercially reasonable efforts to have available for shipment to Licensee or to a Designee for Licensee's account such quantities of the Martek Products as Licensee forecasts in good faith pursuant to Section 3.2(i) above and any additional quantities which Licensee may require.

(iii) Licensee shall issue and/or shall direct the Designee(s) to issue formal purchase orders at least sixty (60) but no sooner than ninety (90) days in advance of the date on which Licensee or the Designee requests that Martek ship the Martek Products.

(iv) Purchase orders which have been received by Licensor shall be considered firm orders and shall only be canceled or amended by mutual consent of Licensor and Licensee.

Section 3.3. Order and Delivery Terms.

(i) The Martek Products shall be delivered F.O.B. Licensor's place of shipment to Licensee or a Designee, as specified in the applicable order.

(ii) Title to and risk of loss of the Martek Products shall be transferred to Licensee upon delivery by Licensor to a carrier for shipment to Licensee or a Designee.

(iii) In connection with ordering and delivering the Martek Products, Licensor and Licensee or a Designee may employ their standard forms, but nothing in these forms shall be construed to modify or amend the terms of this Agreement and, in case of conflict herewith, this Agreement shall control.

ARTICLE IV

TERM AND TERMINATION

Section 4.1. Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to another Section of this Article IV, shall terminate as to each country in the Territory in which a Licensee Product is sold, on the twenty-fifth anniversary of the date of first commercial sale of any Licensee Product in such country and, as to each country in the Territory in which a Licensee Product has not been sold prior to the twenty-fifth anniversary of the date first written above, upon such twenty-fifth anniversary ("Term"). Upon expiration of this Agreement as to each country, Licensee shall have a fully paid, royalty free license to continue to utilize the Martek Products and the Technology in such country as provided for in Section 2.1 above. Upon expiration of this Agreement as to each country, Licensee shall have a fully paid, royalty free license to continue to utilize the Trademarks in such country in accordance with Section 2.4 above.

Section 4.2. Termination in Case of Material Breach; Opportunity to Cure. Either party to this Agreement may terminate this Agreement upon thirty (30) days written notice if the other party shall commit a material breach of this Agreement and shall not cure such breach within such thirty (30) day period.

Section 4.3. Termination in Case of Infringement. Licensee shall have the right to terminate this Agreement in a particular country within the Territory if a court or other tribunal of competent jurisdiction determines by final order that the Technology or any of the Martek Products infringes upon the patent or other proprietary rights of any Third Party in such country; provided, however, that if, prior to any such termination, Licensor develops a non-infringing alternative or obtains a license from such Third Party, such that Licensee could lawfully use the Technology and/or the Martek Products (as the case may be) in connection with the Licensee Products at no additional cost or expense to Licensee beyond that expressly provided in this Agreement, Licensee shall not terminate this Agreement.

Section 4.4. Termination in Case of Insolvency. Notwithstanding any other provisions of this Agreement, either party to this Agreement may terminate this Agreement upon giving notice to the other, should the other commit an act of bankruptcy, declare bankruptcy, be declared bankrupt, enter into an arrangement for benefit of creditors, enter into a procedure of winding up or dissolution, or should a Trustee or Receiver be appointed for the other or upon the expropriation, takeover or nationalization of the other party or a majority portion of its assets by governmental action.

Section 4.5. Termination at Will by Licensee. Licensee shall have the right to terminate this Agreement at will, with or without cause, upon ninety (90) days prior written notice to Licensor, provided that such termination shall be effective no earlier than the first anniversary of the date upon which Licensee made the last payment to Licensor under Section 5.1(i) below.

Section 4.6. Effect of Termination. Upon termination of this Agreement in its entirety prior to its normal expiration, (a) Licensor shall have the right, but not the obligation, to purchase from Licensee, at Licensee’s cost, unused inventories of the Martek Products, and (b) Licensee and its Affiliates may continue to distribute the Licensee Products if, to the extent lawful, Licensee is current with respect to all payments due under Article V below and otherwise continues to comply with the terms and conditions of this Agreement.

Section 4.7. Other Rights and Remedies; Limitation of Liability. Unless another provision of this Agreement specifically provides to the contrary, the rights of termination as herein provided shall be in addition to all other rights and remedies which either party may have to enforce this Agreement or to secure damages for the breach hereof, and the exercise of any right of termination as herein provided by either party shall not relieve the other of any of its obligations under this Agreement accruing prior to the effective date of termination, including, but not limited to, the obligation to pay fees and any applicable royalties pursuant to Article V below or to render reports with respect thereto.

ARTICLE V

PAYMENTS BY LICENSEE

Section 5.1. License Fee and Pre-Payment. Licensee shall compensate Licensor for the license and other rights granted hereby and the Martek Products supplied hereunder, in U.S. Dollars, as follows:

(i) A one-time non-refundable license fee of Twenty-Six Thousand Two Hundred U.S. dollars (US$26,200.00), Fourteen Thousand Eight Hundred U.S. dollars (US$14,800.00) of which is payable within five (5) business days after the execution of this Agreement and Eleven Thousand Four Hundred U.S. dollars (US$11,400.00) of which is payable within five (5) business days after the first anniversary date of this Agreement; and

(ii) A non-refundable pre-payment of Twenty Thousand U.S. dollars (US$20,000.00) is payable within five (5) business days after execution of this Agreement, which payment shall be (a) creditable by Licensee against any amounts payable by Licensee to Licensor in accordance with Section 5.2 below and/or Section 5.3 below for the Martek Products or (b) refunded by Licensor to Licensee on a dollar-for-dollar basis in respect of amounts paid to Licensor by any Designee in accordance with Section 5.2 below.

(iii) The license fee and prepayment are itemized in Exhibit 3 attached hereto with respect to individual geographic areas within the Territory.

Section 5.2. Product Pricing. In order to provide Licensee with payment flexibility for different markets, Licensor makes available a variety of pricing alternatives as set forth in Exhibit 5. During the term of this Agreement, Licensee and the Designee(s) shall pay for the Martek Products in any order submitted by Licensee or a Designee in accordance with the payment alternative set forth in Exhibit 5 attached hereto which Licensee or a Designee has selected in such order. Licensee hereby covenants and agrees to abide by the conditions that may be applicable to the pricing alternative Licensee selects in any order, which shall be applicable to the Martek Products delivered to Licensee or a Designee pursuant to that order, and Licensee shall certify in writing to Licensor, within five (5) business days after each anniversary of the Effective Date, that Licensee has complied with this covenant during the preceding twelve (12) month period. Calculations based on annual ordering volumes shall be made using forecasts submitted to Licensor by Licensee in accordance with Section 3.2(i). If the quantity forecasted for purchase in accordance with a particular pricing alternative is less than the quantity actually purchased during a calendar year in accordance with that pricing alternative, Licensor shall invoice Licensee within thirty (30) days after the end of the calendar year for an amount equal to the difference, if any, between the total price paid in accordance with that pricing alternative and the total purchase price payable in accordance with that pricing alternative for the quantity of Martek Products actually purchased from Licensor. Alternatively, if the quantity actually purchased during a calendar year in accordance with a particular pricing alternative exceeds the quantity forecasted for purchase in accordance with that pricing alternative, Martek shall credit against future purchases of Martek Product by Licensee from Licensor an amount equal to the difference, if any, between the total purchase price payable for the quantity actually purchased in accordance with that pricing alternative and the total price paid by Licensee in accordance with that pricing alternative.

Section 5.3. Payment Terms and Guarantee. Licensee and the Designee(s), as applicable, shall pay all correct invoices for amounts due in accordance with Section 5.2 above within thirty (30) days from the postmark date or date of transmission by facsimile, as applicable, of Licensor’s invoice. Neither the postmark date nor the facsimile transmission date of Licensor’s invoice for the purchase price for the Martek Products will be deemed to be earlier than the date of delivery of such Martek Products. For any invoices containing invoicing errors, such dates, with respect to the incorrect portions of the invoice only, are extended until the invoicing errors are corrected and a new invoice, with respect to the incorrect portions on the original invoice, is received by Licensee. In order to induce Licensor to fill orders for the Martek Products placed by the Designees, Licensee hereby assumes responsibility for, and unconditionally guarantees, the timely payment of amounts due from the Designees (the “Guaranteed Obligations”) promptly upon receipt from Licensor of notice of nonpayment of any such amount. Licensor shall not be required, prior to any such notice to Licensee, to pursue or exhaust any of its rights or remedies against a defaulting Designee with respect to performance of any Guaranteed Obligation.

Section 5.4. Royalties.

(i) In addition to the amounts due from Licensee and the Designees under Sections 5.1 and 5.2 above, Licensee shall pay royalties to Licensor if required by the payment alternative set forth in Exhibit 5 attached hereto which Licensee has selected in any order for the Martek Products.

(ii) All applicable royalties with respect to each Licensee Product sold shall be paid quarterly within sixty (60) days of the close of each of Licensee's three (3) month and annual accounting periods, based on Licensee's fiscal year, with respect to Licensee's and its Affiliates' sales occurring during such quarters, at Licensor's office as set forth below. Quarterly royalty payments shall be made in U.S. Dollars at the sales price applicable thereto if in U.S. Dollars or, if in another currency, such quarterly royalty payments shall be the sum of royalties due for the three (3) months of the applicable quarter calculated for each such month using the beginning and ending month’s published exchange rate, set one (1) business day prior to month end, by Reuters divided by two (2) (if a Reuters exchange rate is not available for certain countries, an exchange rate established by a recognized third party will be used).

Section 5.5. Taxes. Any and all payments required under this Agreement to be made by Licensee to Licensor shall be made free and clear of, and without deduction or withholding for, any and all present or future non-U.S. taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes") unless such Taxes are required by law or the administration thereof to be deducted or withheld. If Licensee shall be required by law or administration thereof to deduct or withhold any Taxes from or in respect of any sum payable hereunder, (a) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this Section) Licensor receives an amount equal to the sum it would have received if no such deduction or withholding had been made, (b) Licensee shall make such deductions or withholdings; and (c) Licensee shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, Licensee will furnish to Licensor a copy of a receipt evidencing payment thereof.

Section 5.6. Sample Analysis. Licensor shall have the right to analyze samples of the Licensee Product at any time and from time to time for purposes of verifying that Licensee has complied with any conditions that may be applicable to the pricing alternative(s) selected by Licensee for any order of the Martek Products. The expenses of such analyses shall be borne by Licensor; provided, however, that Licensee shall provide reasonable samples to Licensor without charge upon Licensor’s request, to be made no more often than quarterly, and provided, further, that Licensee shall be charged for, and shall promptly pay the expense of any such analysis that discloses a failure to comply with any applicable condition.

Section 5.7. Commercialization Expenses. Licensee and its Affiliates shall pay all expenses for their commercialization of the Licensee Product.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1. Licensor's Representations and Warranties. Licensor represents and warrants to the Licensee as follows:

(i)  The execution and delivery of this Agreement and the performance by Licensor of the transactions contemplated hereby have been duly authorized by all necessary corporate actions.

(ii)  The performance by Licensor of any of the terms and conditions of this Agreement will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it or its Affiliates is a party.

(iii)  Licensor warrants that the Martek Products will be manufactured in compliance with current good manufacturing practices promulgated by U.S. Food and Drug Administration and in accordance with the Specifications. The exclusive liability of Licensor, and Licensee’s exclusive remedy, for failure of any Martek Product to conform to the Specifications shall be the replacement of the nonconforming Martek Products or a refund of the purchase price paid by Licensee for the nonconforming Martek Products (including duty, freight, insurance charges, and other similar related expenses) at the Licensor’s sole option.

Section 6.2. Licensor’s Disclaimers.

(i) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR HEREBY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, RELATING TO THE MARTEK PRODUCTS, THE TECHNOLOGY OR THE TRADEMARKS. LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES AND HAS NO DUTY TO ENSURE THAT THE TECHNOLOGY OR THE MARTEK PRODUCTS ARE USABLE WITH THE LICENSEE PRODUCT OR THAT THE TECHNOLOGY OR THE MARTEK PRODUCTS ARE SAFE OR CAN BE INCORPORATED SAFELY INTO THE LICENSEE PRODUCT. IT IS HEREBY ACKNOWLEDGED AND AGREED THAT IT SHALL BE LICENSEE'S RIGHT AND OBLIGATION TO DETERMINE THE SAFETY AND UTILITY OF EACH MARTEK PRODUCT AS IT RELATES TO THE LICENSEE PRODUCT.

(ii) LICENSOR HEREBY DISCLAIMS ANY WARRANTY THAT THE TECHNOLOGY, THE MARTEK PRODUCTS, THE LICENSED PATENTS OR THE TRADEMARKS ARE FREE FROM INFRINGEMENT BY THIRD PARTIES. LICENSOR FURTHER DISCLAIMS ANY WARRANTY RELATING TO THE PATENTABILITY OF, OR THE VALIDITY OF ANY PATENTS RELATING TO, THE TECHNOLOGY OR THE MARTEK PRODUCTS AND MAKES NO REPRESENTATIONS WHATSOEVER WITH REGARD TO THE SCOPE OF ANY LICENSED PATENTS OR THAT ANY LICENSED PATENTS MAY BE COMMERCIALLY EXPLOITED WITHOUT INFRINGING OTHER PATENTS.

(iii) LICENSOR HEREBY DISCLAIMS AND SHALL NOT BE LIABLE FOR ANY DAMAGES OF ANY NATURE RESULTING OR ARISING FROM OR RELATING TO (A) THE USE, MANUFACTURE, DISTRIBUTION, MARKETING, OR SALE BY LICENSEE, ITS AFFILIATES OR ANY THIRD PARTY OF THE TECHNOLOGY, THE MARTEK PRODUCTS OR THE LICENSEE PRODUCT, OR (B) ANY IMPROVEMENTS OR MODIFICATIONS TO THE TECHNOLOGY, THE MARTEK PRODUCTS OR THE LICENSEE PRODUCT WHICH ARE NOT MADE BY AND PROPRIETARY TO LICENSOR, UNLESS THE LIABILITY RESULTS FROM (X) LICENSOR'S FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT OR (Y) LICENSOR'S FAILURE TO MANUFACTURE THE MARTEK PRODUCTS IN ACCORDANCE WITH THE SPECIFICATIONS.

Section 6.3 Licensee’s Representations and Warranties. Licensee represents and warrants to the Licensor as follows:

(i)  The execution and delivery of this Agreement and the performance by Licensee of the transactions contemplated hereby have been duly authorized by all necessary corporate actions.

(ii)  The performance by Licensee of any of the terms and conditions of this Agreement will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it or its Affiliates is a party.

ARTICLE VII

LICENSEE'S COVENANTS

Section 7.1. Compliance with Law; Regulatory Approval. Licensee covenants and agrees that it and its Affiliates and the Designees shall conduct all of their operations dealing with the Technology, the Martek Products and the Licensee Product in material compliance with all applicable laws, regulations and other requirements which may be in effect from time to time, of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, including, without limiting the generality of the foregoing, the Infant Formula Act of 1980, the Federal Food, Drug, and Cosmetic Act, the regulations and other requirements of the United States Food and Drug Administration, similar state laws and regulations or similar laws and other requirements in the Territory, including any and all amendments, as may be applicable in any jurisdiction in which any Licensee Product is sold. Licensee shall not impair Licensor’s ability to obtain regulatory approval of the Martek Products by the competent governmental authorities in the Territory. The parties recognize and acknowledge Licensee’s intent to diligently pursue the commercialization of a Licensee Product; provided, however, that nothing in this Agreement shall be construed so as to obligate Licensee to take any specific action or measure to seek regulatory approval for or to market Licensee Product.

Section 7.2. Performance and Product Quality. Licensee covenants and agrees that it and its Affiliates and, to the extent applicable, its Designees shall exercise a reasonable standard of care in the testing, manufacturing, marketing, packaging, distribution and sale of each Licensee Product. Licensee further covenants and agrees that it and its Affiliates shall maintain quality control, provide adequate tests of materials, provide quality workmanship, and do such other things as are reasonably required to assure high quality production of such Licensee Products. In this regard, and without limiting the applicability of the general indemnification provisions applicable to the representations, warranties and covenants made by the parties to this Agreement as provided in Article XI below, Licensee hereby covenants and agrees to indemnify, defend and hold harmless Licensor and Licensor's directors, officers, employees and agents from and against all claims, actions or causes of action (whether sounding in contract, negligence or strict liability), suits and proceedings and all loss, assessments, liability, damages, and expenses incurred in connection therewith (including reasonable attorneys' fees) for which Licensor or its directors, officers, employees or agents may become liable or incur with respect to any product liability claim asserted against Licensee, its Affiliates, Third Parties or Licensor relating to the manufacturing, marketing, storage, packaging, distribution, sale or use of the Licensee Product.

Section 7.3. Licensee's Records. Licensee covenants and agrees that, Licensee will keep true and accurate records adequate to permit any applicable payments due to Licensor to be computed and verified. Such records shall be made available upon prior written request by Licensor, during business hours, for inspection by an independent accountant who is not the auditor of record for Licensor and who is reasonably acceptable to Licensee and who shall be bound by a confidentiality agreement with Licensee, to the extent necessary for the determination of the accuracy of the payments made hereunder, and such records shall be retained for a period of three years following the year to which they relate. For the purposes of this Section 7.3, any of the four largest accounting firms in the United States (as of the date of the audit) shall be deemed acceptable to Licensee, provided that the firm selected by Licensor is not Licensor’s auditor of record. The accountant shall provide Licensor with a report containing his/her conclusions, but not the inspected records nor the information contained therein, and shall concurrently provide Licensee with such report. Licensee shall promptly remit to Licensor the amount of any underpayment discovered by an inspection conducted in accordance herewith, and Licensor shall promptly remit to Licensee the amount of any overpayment so discovered to the extent that such overpayment exceeds the cost of the inspection. Each such inspection shall cover no more than the three (3) calendar years prior to the date of the request for inspection, and Licensor shall be entitled to no more than one (1) such inspection per calendar year, provided that, if an inspection reveals an underpayment by Licensee of five percent (5%) or greater, then the accountant shall also be permitted to inspect such records covering a two (2) calendar year period preceding the three (3) year period of such inspection. Licensor shall bear the full cost of such inspection unless the audit discloses an underpayment by Licensee of five percent (5%) or greater of any applicable royalties due hereunder, in which case Licensee shall bear the full cost of the inspection. The provisions of this Section 7.3 shall survive any termination or expiration of this Agreement for the limited purpose of permitting Licensor to verify Licensee’s payment of the correct prices for the quantities of the Martek Products purchased under this Agreement.

Section 7.4. Protection of Licensor's Proprietary Interest. Licensee acknowledges and agrees that the Technology, Licensed Patents and the Martek Products are proprietary to Licensor, and Licensee hereby covenants and agrees that (i) Licensee and its Affiliates shall not use the Technology or the Martek Products for any purpose not provided for hereunder, and (ii) shall not challenge or cause any Affiliate or Third Party to challenge Licensor’s rights to the Technology, the Licensed Patents or the Martek Products. The provisions of this Section 7.4 shall survive the termination (but not the expiration) of this Agreement. Notwithstanding the foregoing provisions in this Section 7.4, Licensee’s obligations as set forth in Section 7.4(ii) above shall not apply, and shall not survive the termination of this Agreement, in any country of the Territory in which such obligations are not enforceable in accordance with applicable law or regulation.

ARTICLE VIII

PATENT PROSECUTION AND ENFORCEMENT

Section 8.1. Patent Applications. The responsibility for the prosecution of, and the exclusive right to apply for, prosecute, maintain and enforce the Licensed Patents shall be and remain with Licensor except as provided below. Licensor shall exercise all reasonable efforts in this regard.

Section 8.2. Infringement Notice. Licensee shall notify Licensor promptly in writing of any infringement in the Territory of any issued Licensed Patent or other interference with Licensor's proprietary interests relating to the Technology or the Martek Products which becomes known to Licensee. If Licensor determines that a material infringement exists, Licensor shall communicate such determination to Licensee in writing and take prompt action to attempt to eliminate that infringement.

Section 8.3. Infringement Actions. If Licensor receives Licensee's infringement notice under Section 8.2 above and within a reasonable time thereafter Licensor is unsuccessful in eliminating the infringement, Licensor shall have the first right to bring, at its own expense, an infringement action against any Third Party within a reasonable time no longer than six (6) months from the date of Licensee's notice of an infringement under Section 8.2 above. If Licensor waives its right to bring such an infringement action in writing to Licensee or has not eliminated such infringement or initiated an infringement suit within six (6) months from the date of Licensee's notice of infringement, Licensee, after notifying Licensor in writing, shall be entitled to bring such infringement action at its own expense. The party not bringing such infringement action shall provide assistance, at the requesting party’s expense, as may be reasonably requested by the party bringing such action, including without limitation joining an infringement suit as a party. In the event that Licensee brings an infringement action in accordance herewith, any sums recovered by Licensee in any such infringement action or in its settlement shall belong to Licensee; provided, however, that for purposes of Section 5.3 above, after Licensee has recovered its costs and expenses (including but not limited to attorney’s fees) of such infringement action, any remaining damages attributable to the loss of sales of the Licensee Product shall be considered an amount received by Licensee or an Affiliate from the sale for value of the Licensee Product in the period(s) to which such damages relate with royalties calculated pursuant to Article V above, and any applicable royalties thereon shall be deemed timely remitted by Licensee to Licensor hereunder if remitted to Licensor within sixty (60) days of the date on which such damages are received by Licensee, and, in the case of settlement, Licensee shall reasonably and in good faith determine the portion of the settlement that represents compensation for loss of sales of the Licensee Product and such portion shall be treated as if such portion were damages attributable to loss of sales of the Licensee Product. The party conducting such action shall have full control over its conduct, including settlement thereof, provided that no offer of settlement or compromise shall be binding on a party without its prior written consent (which consent shall not be unreasonably withheld) unless such settlement fully releases such party without any liability, loss, cost or obligation to such party.

Section 8.4. Defense of Infringement Actions. Licensor and Licensee hereby acknowledge and agree that each party shall be responsible for defending, at its own expense, any infringement action brought against such party by any Third Party, and Licensor and Licensee agree reasonably to cooperate with the other in any such defense and in responding to any threatened infringement action, and to provide assistance, at its own (respective) expense, as may be reasonably requested by the defending party.

ARTICLE IX

ASSIGNMENT

Section 9.1. Assignment. This Agreement and the rights granted hereunder shall be assignable by Licensor, but shall not be assignable, in whole or in part, by Licensee without the prior written consent of Licensor.

ARTICLE X

PARTIES' RELATIONSHIP

Section 10.1. Relationship between Parties. Neither party to this Agreement shall have the power to bind the other by any guarantee or representation that either party may give, or in any other respect whatsoever, or to incur any debts or liabilities in the name of or on behalf of the other party, and for purposes of this Agreement, the parties hereto hereby acknowledge and agree that they shall not be deemed partners, joint venturers, or to have created the relationship of agency or of employer and employee between the parties.

ARTICLE XI

INDEMNITY

Section 11.1. Indemnity by Licensee. Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates and Licensor's and its Affiliates’ directors, officers, employees and agents from and against all costs, expenses, damages, losses and liabilities (“Losses”) asserted against them for which Licensor or its directors, officers, employees or agents may become liable or incur or be compelled to pay and resulting from a breach by Licensee or any Licensee Affiliate of any of the Licensee's covenants, representations and warranties or other material terms and conditions contained herein or arising out of or in connection with any action or activity of any Designee engaged by Licensee pursuant to this Agreement, except to the extent that any such Losses result from: (i) a defect caused by Licensor or any Licensor Affiliate in the Martek Products ordered by Licensee or any Licensee Affiliate or Designee from Licensor hereunder (excluding the determination of the safety and utility of the Martek Product relating to its use in a Licensee Product); (ii) the failure of Licensor or any Licensor Affiliate to manufacture the Martek Products ordered by Licensee or any Licensee Affiliate or Designee from Licensor in accordance with the Specifications; (iii) any negligence or intentional wrongdoing of Licensor or any Licensor Affiliate; or (iv) the breach by Licensor of this Agreement. In addition, Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates and Licensor’s and its Affiliates’ directors, officers, employees and agents from and against all Losses asserted against them by any Designee.

Section 11.2 Indemnity by Licensor. Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates, and Licensee's and its Affiliates' directors, officers, employees and agents from and against all Losses asserted against them for which Licensee, its Affiliates or the directors, officers, employees or agents of either of them may become liable or incur or be compelled to pay and resulting from: (i) a defect caused by Licensor or any Licensor Affiliate in the Martek Products ordered by Licensee or any Licensee Affiliate or Designee from Licensor hereunder (excluding the determination of the safety and utility of the Martek Product relating to its use in a Licensee Product); (ii) the failure of Licensor or any Licensor Affiliate to manufacture the Martek Products ordered by Licensee or any Licensee Affiliate or Designee from Licensor in accordance with the Specifications; (iii) any negligence or intentional wrongdoing of Licensor or any Licensor Affiliate; or (iv) the material breach by Licensor of this Agreement, except to the extent that any such Losses result from of a material breach of any of the Licensee's covenants, representations and warranties or other material terms and conditions contained herein.

Section 11.3 Condition to Indemnification.  If either party expects to seek indemnification under this Article XI, it shall promptly give notice to the indemnifying party of the basis for such claim of indemnification. If indemnification is sought as a result of any third party claim or suit, such notice to the indemnifying party shall be within fifteen (15) days after receipt by the other party of such claim or suit; provided, however, that the failure to give notice within such time period shall not relieve the indemnifying party of its obligation to indemnify unless it shall be materially prejudiced by the failure. Each party shall fully cooperate with the other party in the defense of all such claims or suits. No offer of settlement, settlement or compromise shall be binding on a party hereto without its prior written consent (which consent shall not be unreasonably withheld) unless such settlement fully releases such party without any liability, loss, cost or obligation to such party.

Section 11.4 Survival of Indemnity Obligation. The indemnification obligations provided in this Agreement, including that provided in this Article XI and in Section 7.2 above, shall survive the expiration or termination of this Agreement, whether occasioned by the Agreement's expiration pursuant to Section 4.1 above or earlier termination pursuant to the other Sections of Article IV above.

ARTICLE XII

CONFIDENTIALITY

Section 12.1. Disclosure of Information. All the Technology and all other information exchanged by the parties pursuant to and in execution of their obligations and in exercise of their rights under this Agreement shall be deemed confidential. Licensor and Licensee acknowledge and agree that the value of the Technology, the Martek Products, and the Licensee Products is based, to a large extent, on maintaining the confidentiality of the Technology, the Martek Products and the Licensee Products and preventing any unauthorized dissemination to or use by Third Parties of information relating to the Technology or the Martek Products. Disclosure of confidential and proprietary information hereunder, whether orally or in written form, shall be safeguarded by the recipient and shall not be disclosed to Third Parties and shall be made available only to the receiving party's employees or other agents who have a need to know such information for purposes of performing the party's obligations, or for purposes of exercising the party's rights, under this Agreement and such employees or other agents shall have a legal obligation to the employer or principal, as applicable, not to disclose such information to Third Parties. Each party shall treat any and all such confidential information in the same manner and with the same protection as such party maintains its own confidential information. These mutual obligations of confidentiality shall not apply to any information to the extent that such information: (i) is or later becomes generally available to the public, such as by publication or otherwise, through no fault of the receiving party; (ii) is obtained from a Third Party having the legal right to make such a disclosure; or (iii) is independently developed by a party without access to the confidential information. Licensor, Licensee or Licensee’s Affiliates shall not remove from any communications or other documents delivered by a disclosing party any proprietary notices affixed thereto by the disclosing party.

Notwithstanding the foregoing, Licensor and Licensee may disclose (including but not limited to disclosure in response to questions) or announce to any Third Person, or issue a press release concerning (a) the fact, the nature and the terms of this Agreement and the transactions to be performed pursuant hereto; or (b) any otherwise confidential or proprietary information as and to the extent required by applicable law or government agency of the United States and the countries of the Territory, including, but not limited to, any applicable disclosure requirements under the federal securities laws or regulations thereunder, provided that in the case of each such disclosure, announcement or press release, the disclosing party gives no less than five (5) business days prior written notice to the other party and gives the other party such assistance as the other party may reasonably request, in accordance with applicable law, in order to prevent, challenge, modify or protect such disclosure; provided, however, that Licensor and Licensee may disclose the fact and the terms of this Agreement to its attorneys and accountants without notice to the other party.

Section 12.2. Post-Termination Obligations. The mutual confidentiality obligations of the parties under the provisions of this Article XII shall survive the termination (but not expiration) of this Agreement for a period of fifteen (15) years from the date of such termination. Upon termination of this Agreement, unless Licensee is entitled to a fully paid, royalty free license to use the Technology and the Martek Products pursuant to Sections 4.1 and 5.1 above, Licensee shall promptly return to Licensor all the Technology, Martek Product samples, documents, records, and all other property or documentation disclosed or delivered to Licensee or its Affiliates pursuant to this Agreement and then in existence, subject to the retention by Licensee of one (1) copy thereof for archival purposes only.

ARTICLE XIII

LIMITATION OF LIABILITY

Section 13.1 Indirect Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS OR BUSINESS OPPORTUNITY, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER THEORY UPON WHICH ONE PARTY MAY SEEK REMEDIES AGAINST THE OTHER.

Section 13.2. Maximum Aggregate Liability. LICENSOR’S TOTAL LIABILITY TO LICENSEE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT IN ANY CALENDAR YEAR DURING THE TERM OF THIS AGREEMENT, WHETHER BASED ON BREACH OF CONTRACT OR TORT (INCLUDING NEGLIGENCE), SHALL IN NO EVENT EXCEED THE TOTAL AMOUNT ACTUALLY PAID TO LICENSOR BY LICENSEE IN ACCORDANCE WITH THIS AGREEMENT DURING SUCH CALENDAR YEAR.

ARTICLE XIV

MISCELLANEOUS

Section 14.1. Dispute Resolution. Licensor and Licensee covenant and agree to use their diligent efforts to resolve any disputes that arise between them in the future and are related to this Agreement through negotiation and mutual agreement and, if good faith efforts to so negotiate and mutually agree are unavailing, through binding arbitration under the procedures set forth herein. When either party learns of a dispute subject to arbitration under this Agreement, it shall promptly send written notice of the dispute to the other party. The parties agree that for a period of thirty (30) days from the sending of such written notice, they shall in good faith negotiate to resolve the dispute. Subject to the foregoing, disputes arising in connection with this Agreement shall be finally settled under the Rules of the American Arbitration Association by three arbitrators appointed in accordance with such Rules. Unless the parties to such dispute agree otherwise in writing, any such arbitration shall be conducted in Baltimore, Maryland and the results of such Arbitration shall be final and binding on the parties and enforceable in any court of competent jurisdiction.

Section 14.2. Information Exchange. During the Term of this Agreement, the parties shall promptly notify each other of any report of an adverse event associated with the use of a Martek Product in any Licensee Product. Licensee shall have sole discretion in determining what action, if any, is to be taken in connection with any such adverse event report relating to a Licensee Product.

Section 14.3. Force Majeure. Neither party to this Agreement shall be liable for damages due to delay or failure to perform any obligation under this Agreement if such delay or failure results directly or indirectly from circumstances beyond the control of such party. Such circumstances shall include, but shall not be limited to, acts of God, acts of war, civil commotions, riots, strikes, lockouts, acts of the government in either its sovereign or contractual capacity, interruption of telecommunications transmissions, inability to obtain suitable equipment or components, accident, fire, water damages, flood, earthquake, or other natural catastrophes. If remittance of U.S. Dollars is prevented or impaired for reasons of force majeure, the party owing the money shall settle such obligations in the manner as may be reasonably instructed by the party to whom the obligation is owed. Should the effect of force majeure continue for more than three (3) consecutive months, the adversely affected party may terminate this Agreement without liability (other than for claims arising prior to the effective date of termination) on thirty (30) days notice to the party impaired by force majeure.

Section 14.4. Construction of Agreement. This Agreement shall be construed and the respective rights of the parties shall be determined under and pursuant to the laws of the State of Delaware, United States of America, without regard to the principles of conflict of laws thereof. The parties expressly exclude the applicability of the Convention on Contracts for the International Sale of Goods.

Section 14.5. Notices. Notices required under this Agreement shall be in writing and sent by registered mail, by facsimile transmission, by nationally recognized overnight courier service, or by hand delivery, with written verification of receipt and date of receipt, to the respective parties at the following addresses:

Notices to Licensor:
Martek Biosciences Corporation
6480 Dobbin Road
Columbia, Maryland 21045 USA
Facsimile: (410) 740-2985
Attn: General Counsel

Notices to Licensee:
American St. George Biological Technology Corporation
9784 Athletic Way
Gaithersburg, Maryland 20878 USA
Facsimile:_____________________
Attn: ________________________

or to such other address as either party may designate by a notice given in compliance with this paragraph, and shall be deemed effective when received.

Section 14.6. Entire Agreement. The terms and provisions contained in this Agreement and its Exhibits constitute the entire agreement between the parties on the subject matter hereof and shall supersede all previous communications, representations, agreements or understandings, either oral or written between the parties hereto with respect to the subject matter hereof. No agreement or understanding varying or extending this Agreement will be binding upon either party hereto, unless in a writing which specifically refers to this Agreement, and signed by duly authorized officers or representatives of the respective parties.

Section 14.7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No person, firm or corporation other than the parties hereto and their successors and permitted assigns shall derive rights or benefits under this Agreement.

Section 14.8. Counterparts. This Agreement may be executed in counterparts.

Section 14.9. Severability. If any provision of this Agreement is declared void or unenforceable by any relevant judicial or administrative authority, such declaration shall not of itself nullify the remaining provisions of this Agreement. Consequently, the parties shall meet to determine the effect of any such declaration and any variations to this Agreement which are mutually desirable.

Section 14.10. Waiver. No waiver by either party of any breach of any of the terms or conditions herein provided to be performed by the other party shall be construed as a waiver of any subsequent breach, whether of the same or of any other term or condition hereof.

Section 14.11 Headings. Section headings contained in this Agreement are inserted for convenience of reference only. The section headings shall not be deemed to be a part of this Agreement for any purpose and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

THEREFORE, the parties hereto have caused this Agreement to be duly executed in their respective behalves as of the day and year first written above.

MARTEK BIOSCIENCES CORPORATION (Licensor)	AMERICAN ST. GEORGE BIOLOGICAL TECHNOLOGY CORPORATION (Licensee)

By:	By:

Print Name:	Print Name:

Print Title:	Print Title:

Date:	Date:

EXHIBIT 1

LICENSED PATENTS

“Microbial Oil Mixtures and Uses Thereof”

Country	Status	Application No.	Publ. or Patent No.
Australia	Granted 7 Nov 95	12392/92	661,297
Brazil	Pending (contesting final rejection)	PI 9205526.5
Canada	Granted (15 Dec 98)	2,101,274	2,101,274
Europe, (designates Austria, Belgium, Denmark, France, Germany, Great Britain, Greece, Italy, , Luxembourg, Monaco, Netherlands, Spain, Sweden, and Switzerland/ Liechtenstein)	Granted 18 Apr 01 Opposition Pending Pending (div of 0568606)	92904388.3 1200067.5	0 568 606
Indonesia	Granted 20 Jun 95	P 001678	ID 0000174
Israel	Granted 1 Apr 96 Granted 14 Oct 97	100733 114253	100733 114253
Japan	Granted 19 Dec 97 Opposition Pending	504606/92	06-505153 (published) 2731035 (granted)
Mexico	Granted 6 Jan 97	9200320	183638
New Zealand	Granted 16 Feb 95	241359	241359
OPAI (French Africa)	Granted 29 Dec 97	PV 60396	10348
PCT	Nationalized Published 6 Aug 92	PCT/US92/00522	WO92/12711
Philippines	Pending	43812
Russia	Granted 27 Oct 97	93052410.13	2,093,996
Singapore	Granted 10 Jan 02	9608986.7	49307
South Africa	Granted 28 Oct 92	92/0452	92/0452
South Korea	Granted 9 Jan 02 Granted 20 Mar 01 Granted 25 Oct 01	1993-0702205 2000-7003480 2001-7002283	321543 292103 313987
Sri Lanka	Granted 17 Jun 94	10526	10526
United States	Granted 20 Dec 94 Granted 27 Aug 96	07/944,739 08/358,474	5,374,657 5,550,156

“Arachidonic Acid and Methods for the Production and Use Thereof”

Country	Status	Application No.	Publ. or Patent No.
Australia	Granted 21 Nov 95 Granted 02 Dec 1999	12355/92 48542/96	661,674 713,567
Brazil	Pending (contesting final rejection) Pending (contesting final rejection)	PI 9205519.2 PI 9607179.6
Canada	Granted 2 Apr 02 Granted 28 May 02	2,101,273 2,209,513	2,101,273 2,209,513
China	Pending	96192002.2
Eurasia	Granted 28 Aug 00	97-0090US	1036
Europe, (designates Austria, Belgium, Denmark, France, Greece, Germany, Great Britain, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal, Spain, Sweden, and Switzerland/ Liechtenstein)	Granted 6 Sep 00 Opposition Pending Pending Pending (div of EP 0 568 608)	92904428.7 96904435.3 99204324.0	0 568 608
Finland	Pending	972829
Indonesia	Granted 22 Dec 95	P-001679	ID 0000393
Israel	Granted 1 Oct 95	100,732	100,732
Japan	Pending Granted 7 Sep 01	521231 (1996) 10-240168 (1998)	10-512444 11-151075 (1999) (published) 3229268 (granted)
Mexico	Granted 6 Jul 01 Pending	9200301 9705078 (or 975078)	202940
New Zealand	Granted 8 Feb 95	241,358	241,358
Norway	Pending	973085
OAPI (French Africa)	Granted 15 Sep 94	PV 60397	09909
PCT	Nationalized Published 6 Aug 1992 Published 11 Jul 1996	PCT/92US/00517 (filed 22 Jan 92) PCT/US96/00182 (filed 03 Jan 96)	WO 92/13086 WO 96/21037
Philippines	Pending	1992 -43811
Poland	Pending	P321,208
Russia	Granted 29 Jan 98	93-054772	2120998
Singapore	Granted 30 Mar 99	9703038.1	42669
South Korea	Granted 1 Feb 00 Granted 29 Jun 01 (div of 702193) Opposition Pending Pending	1993-702193 1999-7008800 1997-704585	254300 302036
South Africa	Granted 28 Oct 92	92/0454	92/0454
Sri Lanka	Granted 27 Oct 93	10527	10527
United States	Granted 19 Aug 97	08/367,881	5,658,767

“Docosahexaenoic Acid, Methods for its Production
and Compounds Containing the Same”

Country	Status	Application No.	Publ. or Patent No.
Australia	Granted 15 Jun 95	73302/91	660,162
Brazil	Pending (contesting final rejection)	PI 9106038.9
Canada	Granted 2 May 00	2,076,018	2,076,018
Europe (designates Austria, Belgium, Denmark, France, Greece, Germany, Great Britain, Italy, , Luxembourg, Netherlands, Romania, Spain, Sweden, and Switzerland/ Liechtenstein)	Granted 22 Apr 1998 (opposition pending)	91903945.3	0 515 460
Israel	Granted 16 Jun 95 Granted 11 Jun 98	97,126 111,174	97,126 111,174
Japan	Granted 25 Sep 98 Pending	504147/91 10-177561 (1998)	5-503425 (published) 2830951 (granted) 11-092783 (published)
Norway	Pending	2000-0491
PCT	Nationalized Published 22 Aug 1991	PCT/US91/00733	WO 91/11918
Philippines	Granted 3 Nov 98 Allowed Allowed	I 41991 I 54562 I 54563	31568
South Korea	Granted 8 Jan 01 Granted 22 Dec 00 Granted 13 Apr 01	701943 708207 7011087	285870 284731 294293
United States	Granted 14 Mar 95 Granted 18 Apr 95 Granted 20 Feb 96 Granted 27 Jan 98	07/916,874 07/479,135 08/386,079 08/583,845	5,397,591 5,407,957 5,492,938 5,711,983

EXHIBIT 2

SPECIFICATIONS

[attached]

ARASCO®

Specifications

General Characteristics

Description:	Vegetable oil from fungi, containing 40% arachidonic acid (ARA)
Appearance:	Free flowing yellow liquid oil (triglyceride)
Odor:	Characteristic
Antioxidants:	Ascorbyl palmitate (250 ppm) and tocopherols (250-500 ppm)

Chemical Characteristics		Fatty Acid Composition	Area %
Free Fatty Acid	< 0.4%	14:0	0-2
Peroxide Value	< 5 meq/kg	16:0	5-20
Non-saponifiables		16:1	0-2 < 3.5%
		18:0	5-20
		18:1	5-38
Elemental Composition		18:2	4-15
Arsenic	< 0.5 ppm	18:3	1-5
Copper	< 0.1 ppm	20:0	0-2
Iron	< 0.5 ppm	20:3	1-5
Lead	< 0.2 ppm	20:4 ARA	38-44
Mercury	< 0.2 ppm	22:0	0-3
Phosphorous		24:0	0-3 < 10 ppm
		Others	0-3

Rev. 4/23/02

DHASCO®

Specifications

General Characteristics

Description:	Vegetable oil from microalgae, containing 40% docosahexaenoic acid (DHA)
Appearance:	Free flowing light yellow-dark orange liquid oil (triglyceride)
Odor:	Characteristic
Antioxidants:	Ascorbyl palmitate (250 ppm) and tocopherols (250 ppm)

Chemical Characteristics		Fatty Acid Composition	Area %
Free Fatty Acid	< 0.4%	10:0	0-2
Peroxide Value		12:0	0-6 < 5 meq/kg
Non-saponifiables		14:0	5-20 < 3.5%
		16:0	5-20
Elemental Composition		16:1	0-3
Arsenic	< 0.5 ppm	18:0	0-2
Copper	< 0.1 ppm	18:1	10-40
Iron	< 0.5 ppm	18:2	0-5
Lead	< 0.2 ppm	22:6 DHA	40-45
Mercury	< 0.2 ppm	24:1	0-2
Phosphorous	< 10 ppm	Others	0-3

Rev. 7/17/00

EXHIBIT 3

TERRITORY

During the term of the attached Agreement the Territory includes only the following provinces in the Peoples Republic of China:

Province	License Fee Due At Effective Date		License Fee Due at First Anniversary of Effective Date		Nonrefundable Pre-payment Due At Effective Date
China	$	xxx,xxx.00	$	xxx,xxx.00	$	xxx,xxx.00

Total	$	xxx,xxx.00	$	xxx,xxx.00	$	xxx,xxx.00

EXHIBIT 4

TRADEMARKS

MARK	COUNTRY	CLASSES	STATUS	REGISTRA- TION OR SERIAL NO.
Neuromins	United States	1,5,29	Reg. 12/8/98	2,209,435
	Argentina	1	Reg. 7/13/00	1,798,850
	Argentina	5	Reg. 3/20/01	1,822,815
	Argentina	29	Reg. 7/13/00	1,798,842
	Brazil	1.90	Pending	821,683,080
	Brazil	5.18 / 5.50	Pending	821,683,098
	Brazil	29.40	Pending	821,683,101
	Canada	N/A	Reg. 3/26/99	510,042
	China	1	Reg. 8/14/99	1302546
[in Chinese characters]	China	1	Reg. 8/14/99	1302547
	China	5	Reg. 8/14/99	1302800
[in Chinese characters]	China	5	Reg. 7/28/99	1297757
	China	29	Reg. 7/14/99	1293972
[in Chinese characters]	China	29	Reg. 7/14/99	1293973
	European Community	1, 5, 30	Reg. 11/6/98	371,583
	Japan	5	Reg. 6/30/00	4,395,702
	Japan	29	Reg. 1/14/99	4,229,698
	Japan	30	Reg. 1/14/99	4,229,699
	Malaysia	1	Reg. 8/26/2002	990003415
	Malaysia	5	Reg. 6/2002	990003414
	Malaysia	29	Reg. 1/2002	990003416
	Mexico	1	Reg. 7/30/97	554,719
	Mexico	5	Reg. 7/30/97	554,720
	Mexico	29	Reg. 7/30/97	554,721
	Mexico	30	Reg. 7/30/97	554,722
	Philippines	1, 5, 29	Pending	4-99-02756
	Singapore	1	Reg. 4/1/99	T99/03166H
	Singapore	5	Reg. 4/1/99	T99/03167F
	Singapore	29	Reg. 4/1/99	T99/03168D
	South Korea	1, 5	Reg. 5/28/01	494,293
	South Korea	29	Reg. 6/13/01	495,411

MARK	COUNTRY	CLASSES	STATUS	REGISTRA- TION OR SERIAL NO.
Neuromins (cont’d)	Taiwan	1	Reg. 5/1/00	890,455
	Taiwan	5	Reg. 10/16/00	908,731
	Taiwan	29	Reg. 7/16/01	951,558

	Venezuela	1	Reg. 9/28/00	P224027
	Venezuela	5	Abandoned	7567-1999
	Venezuela	29	Reg. 9/28/00	P224028
Arasco	United States	5	Reg. 5/23/95	1,894,738
	Benelux	1, 5	Reg. 9/22/94	558,581
	Canada	N/A	Reg. 4/22/97	475,074
	China	1	Reg. 2/28/97	952085
	China	5	Reg. 4/14/97	978613
	France	1, 5	Reg. 10/6/94	94/539.090
	France	5	Reg. 7/27/95	95/582.463
	Germany	1, 5	Reg. 6/22/95	2 908 191
	Germany	5	Reg. 10/20/97	395 30 455
	Indonesia	1,5	Reg. 5/19/1995	368,475
	Israel	1	Reg. 7/1/96	94940
	Israel	5	Reg. 7/1/96	94941
	Italy	1, 5	Reg. 7/25/96	685002
	Japan	5	Reg. 8/29/97	3343313
[in Korean characters	South Korea	10	Reg. 9/27/97	367277
	Spain	1	Reg. 5/5/95	1 923 229/2
	Spain	5	Reg. 5/5/95	1 923 231/4
	United Kingdom	1	Reg. 9/26/94	1,586,321
	United Kingdom	5	Reg. 9/26/94	1,586,322
Dhasco	United States	1	Reg. 5/23/95	1,894,739
	Benelux	1, 5	Reg. 9/22/94	558,580
	Canada	N/A	Reg. 4/23/97	475,083
	China	1	Reg. 2/28/97	952084
	China	5	Reg. 4/14/97	978614
	France	1, 5	Reg. 10/6/94	94/539.089
	France	5	Reg. 7/27/95	95/582.461
	Germany	5	Reg. 7/25/95	395 30 456
	Germany	1, 5	Reg. 6/22/95	2908192
	Indonesia	1, 5	Reg. 5/19/95	367,623
	Israel	1	Reg. 7/1/96	94942
	Israel	5	Reg. 7/1/96	94943
	Italy	1, 5	Reg. 7/25/96	685003
	Japan	1	Reg. 12/25/96	3236317
	Japan	5	Reg. 8/29/97	3343314
[in Korean characters]	South Korea	10	Reg. 4/23/96	337927
	United Kingdom	1	Reg. 9/26/94	1,586,323
	United Kingdom	5	Reg. 9/26/94	1,586,324
Formulaid	United States	5	Reg. 12/21/93	1,812,662
	Benelux	5	Reg. 8/4/94	561,563
	Canada	N/A	Reg. 12/22/95	452,191
	China	5	Pending	950107524
	France	5	Reg. 8/22/94	94/533,500
	Germany	5	Reg. 5/15/95	2 096 416
	Indonesia	5	Reg. 5/19/95	371734
	Israel	5	Reg. 2/4/96	94166
	Italy	5	Reg. 7/25/96	684464

	Japan	5	Reg. 4/25/97	3294461
[in Korean characters]	South Korea	10	Reg. 11/13/97	382069
	Spain	5	Reg. 10/5/95	1,918,547/2
	United Kingdom	5	Reg. 8/8/94	1581072

EXHIBIT 5

PURCHASE PRICE

Licensee shall pay Martek compensation for the Martek Products (in oil form) and/or the rights granted in the attached Agreement in accordance with any of the three pricing alternatives (Pricing Alternatives A-C) then available to Licensee as set forth in this Exhibit 5 which shall be selected by Licensee for each order for the Martek Products and shall be set forth in each such order. Annual volumes purchased in accordance with Pricing Alternatives A, B and C shall be calculated and aggregated for the purpose of determining the volume-based pricing set forth below. Solely for the purpose of calculating, under Section 5.2, the prices payable by Licensee for the Martek Products in accordance with Pricing Alternatives A and B during the remainder of calendar year 2003, (a) the quantity of Martek Products specified by Licensee on the Effective Date in accordance with the requirements of Section 3.2(i) for purchase in Pricing Alternatives A, B and/or C during the remainder of calendar year 2003 shall be multiplied by a fraction, the numerator of which shall be 365 and the denominator of which shall be the number of days remaining between the Effective Date and December 31, 2003, and (b) the quantity of Martek Products actually purchased by Licensee between the Effective Date and December 31, 2003 shall be multiplied by the same fraction. The parties expressly acknowledge that, notwithstanding the foregoing calculations, Martek shall use the quantity of Martek Products specified by Licensee on the Effective Date in accordance with the requirements of Section 3.2(i) for production planning purposes. All prices and royalty rates set forth in this Exhibit 5 are firm through December 31, 2004, and are thereafter subject to adjustment by Licensor. The sale of any Licensee Products which do not include any Martek Products shall result in the exercise of the rights granted in the attached Agreement and shall be deemed an election of Pricing Alternative C for such Licensee Products.

The term "Unit of the Martek Products" is defined in Section 1.12 of the Agreement. A kilogram of the Martek Products, as referred to in this Exhibit5, shall contain approximately forty percent (40%), by weight, of docosahexaenoic acid (“DHA”) or arachidonic acid (“ARA”) or DHA and ARA in the aggregate combined. Should Martek Products containing approximately forty percent (40%), by weight, of DHA or ARA or DHA and ARA in the aggregate combined cease to be available, the per kilogram pricing alternatives set forth below shall likewise cease to be available.

PRICING ALTERNATIVE A(Martek Products comprise 100% of Omega-3 and Omega-6 LCPUFAs in the Licensee Products; Licensee Products have levels of Omega-3 and Omega-6 LCPUFAs of: (i) no less than 0.15% of total fatty acids as DHA and 0.15% of total fatty acids as ARA and (ii) no less than 0.40% of total fatty acids as ARA and DHA):

Purchase Price: Calculated as follows:

Annual Volume (Units)	Price per Unit of Martek Products	Annual Volume (Kilograms)	Price per Kilogram of Martek Products
0 - 10,000	$510.00	0 - 25,000	$204.00
10,001 - 20,000	$475.00	25,001 - 50,000	$190.00
20,001 - 80,000	$412.50	50,001 - 200,000	$165.00
Over 80,000	$400.00	Over 200,000	$160.00

Royalty: None

Conditions:

1.        Martek Products ordered from Martek for which Licensee selects Pricing Alternative A must comprise one hundred percent (100%) of any and all Omega-3 and Omega-6 Long-Chain Polyunsaturated Fatty Acids (“LCPUFA”) contained in any quantity of any Licensee Product (for purposes of this Exhibit5, the term "LCPUFA” shall mean any fatty acid, other than linoleic acid, gammalinolenic acid and alphalinolenic acid, which contains at least eighteen (18) carbon atoms and at least two (2) double bonds).

2.    Any Licensee Products for which Licensee selects Pricing Alternative A, which are designed and/or marketed for infants up to six (6) months of age, shall have an Omega-3 and Omega-6 LCPUFA composition of: (i) no less than 0.15% of total fatty acids as DHA and 0.15% of total fatty acids as ARA and (ii) no less than 0.40% of total fatty acids as ARA and DHA.

PRICING ALTERNATIVE B(Martek Products comprise 100% of Omega-6 LCPUFAs in the Licensee Products; Licensee Products have levels of Omega-3 and Omega-6 LCPUFAs of: (i) no less than 0.15% of total fatty acids as DHA and 0.15% of total fatty acids as ARA and (ii) no less than 0.40% of total fatty acids as ARA and DHA):

Purchase Price: Calculated as follows:

Annual Volume (Units)	Price per Unit of Martek Products	Annual Volume (Kilograms)	Price per Kilogram of Martek Products
0 - 10,000	$637.50	0 - 25,000	$255.00
10,001 - 20,000	$593.75	25,001 - 50,000	$237.50
20,001 - 80,000	$515.63	50,001 - 200,000	$206.25
Over 80,000	$500.00	Over 200,000	$200.00

Royalty: None
Conditions:

1.   Martek Products ordered from Martek for which Licensee selects Pricing Alternative B must comprise one hundred percent (100%) of any and all Omega-6 LCPUFAs contained in any quantity of any Licensee Product.

2.          Any Licensee Products for which Licensee selects Pricing Alternative B, which are designed and/or marketed for infants up to six (6) months of age, shall have an Omega-3 and Omega-6 LCPUFA composition of: (i) no less than 0.15% of total fatty acids as DHA and 0.15% of total fatty acids as ARA and (ii) no less than 0.40% of total fatty acids as ARA and DHA.

PRICING ALTERNATIVE C(Transfer price and 3% royalty; Licensee Products have levels of Omega-3 and Omega-6 LCPUFAs of: (i) no less than 0.15% of total fatty acids as DHA and 0.15% of total fatty acids as ARA and (ii) no less than 0.40% of total fatty acids as ARA and DHA):

Purchase Price: $100 per kilogram of Martek Products or $250 per Unit of the Martek Products

Royalty:

(i) Licensee shall pay Licensor, during the period described in (iii) below, a royalty equal to three percent (3.0%) of the greater of (x) the cost of goods sold applicable to each Licensee Product, as determined using generally acceptable accounting principles and methodologies reflected on Licensee's audited annual financial statements and as mutually agreed to by Licensor and Licensee (the "Cost of Goods Sold"), or (y) the amount received by Licensee or its Affiliates from the sale for value of each Licensee Product to Third Parties, which amount received by Licensee or its Affiliates shall not be reduced by taxes assessed on income from such sales but shall not include: normal returns and allowances actually paid or allowed by Licensee or its Affiliates; customary discounts, whether cash or trade; rebates; and sales and other taxes based on the sales prices of the Licensee Product whether or not absorbed by Licensee or its Affiliates (the "Sales Price").

(ii) During the period described in (iv) below, Licensee shall pay Licensor a royalty equal to one and one-half percent (1.5%) of the greater of (x) the Cost of Goods Sold applicable to each Licensee Product, or (y) the Sales Price of each Licensee Product to Third Parties.

(iii) Licensee shall pay the royalty specified in (i) above as to each country in the Territory in which the Licensee Product is sold or otherwise distributed for consumer use, until the expiration of any Licensed Patents in such country, regardless of when such Licensed Patents may issue; provided; however, that the royalty specified in Section 5.3(i) above shall be paid in every country in which any Licensee Product is sold or otherwise distributed for consumer use, whether or not Licensor obtains a patent in such country, for a period of not less than ten (10) years after the date of the first commercial sale of such Licensee Product in that country, and provided, further, that no royalty shall be payable upon sales of a Licensee Product in a country after the twenty-fifth (25th) anniversary of the date of the first commercial sale of such Licensee Product in that country.

(iv) Licensee shall pay the royalty specified in Section (ii) above as to each country in the Territory in which the Licensee Product is sold or otherwise distributed for consumer use, for such additional period of time, if any, between the expiration of the royalty obligation described in Section 5.3(iii) above and the twenty-fifth (25th) anniversary of the date of the first commercial sale of the Licensee Product in such country.

Condition:

Any Licensee Products for which Licensee selects Pricing Alternative C, which are designed and/or marketed for infants up to six (6) months of age, shall have an Omega-3 and Omega-6 LCPUFA composition of: (i) no less than 0.15% of total fatty acids as DHA and 0.15% of total fatty acids as ARA and (ii) no less than 0.40% of total fatty acids as ARA and DHA.